EXHIBIT C

Limited Liability Company Agreement *

Harbinger Capital Partners NY, LLC

In consideration of the mutual covenants herein made and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the undersigned parties agree as follows:

1.             Formation and Name. Harbinger Capital Partners Master Fund I, Ltd. (“Master Fund”) and Harbinger Capital Partners Special Situations Fund, L.P. (together with the Master Fund, “Harbinger Capital Partners”), Firebrand Investments, LLC (“Galloway Entity”), and the other members party hereto (together with Harbinger Capital Partners and Galloway Entity, the “Members”) have formed a limited liability company (the “LLC”) under the laws of the State of Delaware with the name “Harbinger Capital Partners NY, LLC”.

2.             Purpose and Powers. The LLC was formed to invest from time to time in securities of various companies identified by the Members (the aggregate investment in each such company is referred to herein as an “Investment”).

The LLC shall have the power, to the extent consistent with any of the foregoing purposes, (i) to acquire, own, hold, maintain, operate, manage, lease, sell and otherwise deal with property of every kind and description, whether real, personal or mixed, and whether tangible or intangible, (ii) to maintain bank accounts, to make investments and, with the approval of Class A Members, to borrow money and to make and issue, notes, drafts, guarantees and other instruments evidencing indebtedness and to secure the payment thereof by mortgage, pledge, assignment or other security interest, (iii) to enter into and perform all contracts, agreements and other undertakings, and (iv) to engage in any other activity or business directly related or incidental to the foregoing, and to do all things necessary, advisable, incidental or convenient to the foregoing.

3.             Office and Resident Agent. The address of the office of the LLC is c/o Harbinger Capital Partners Offshore Manager, LLC, One Riverchase Parkway South, Birmingham, AL 35244, or such other address as may be determined from time to time by the Manager (as defined below) with notice to the other Members. The name and address of the resident agent for service of process on the LLC in Delaware is the Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 County of New Castle.

4.            Members. The LLC shall have two Class A Members and such number of Class B Members as may be admitted with the consent of the Class A Members. The Manager shall maintain a schedule showing the name, address, classification as a Class A or Class B Member, total capital contributions, capital account balance and Percentage Interest (as defined below) of each Member with respect to each Investment (as defined below).

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*	This document reflects the name change effected by the Amendment to the Limited Liability Company Agreement dated as of February 6, 2008 by and among the parties hereto.

5.	Capital Contributions, Capital Accounts and Percentage Interests.

(a)           Each Member, with the approval of the Class A Members, shall make capital contributions with respect to a particular Investment (each, a “Capital Contribution”) from time to time in the form of cash or, if approved by the Manager in all cases and with the approval of Galloway Entity with respect to Class B Members, securities. Any cash contributions shall be effected by wire transfer to a bank or brokerage account of the LLC. The percentage interest of each Member with respect to an Investment (each, a “Percentage Interest”) shall equal such Member’s Capital Contributions divided by the sum of all Members’ Capital Contributions with respect to such Investment, as of the date of any such calculation. The Class A Members shall allocate capital contributions amongst themselves and approve capital contributions by the Class B Members so that the Master Fund shall at all times be entitled to at least 50% of all distributions and allocations, whether upon liquidation and dissolution, or otherwise.

(b)          The LLC shall maintain a capital account (a “Capital Account”) for each Member with respect to each Investment. Such Capital Account shall initially equal zero, and shall be increased by each Capital Contribution with respect to such Investment, increased or decreased by items of gain, loss, income and expense allocated to such Member with respect to such Investment in accordance with Paragraph 7 and decreased by the cash or fair market value of assets distributed to such Member with respect to such Investment in accordance with Paragraph 7.

(c)           All assets of the LLC shall be valued at their fair market value as reasonably determined by the Manager; provided that each publicly-traded security held by the LLC shall be valued at the last sale price on the valuation date during regular trading hours on the principal exchange or market on which such security is traded.

6.	Management.

(a)           Each Harbinger Capital Partner shall have exclusive rights of every kind to control and bind the LLC with respect to investments of the Capital Contributions attributable to such Harbinger Capital Partner, including, without limitation, with respect to any purchasing, selling, holding, managing and/or voting decisions relating in any way to any securities purchased with such Capital Contributions. Manager shall not have any right to control such decisions except as to such authority as may be delegated to Manager by a Harbinger Capital Partner.

(b)          Galloway Entity shall have exclusive rights of every kind to control and bind the LLC with respect to investments of the Capital Contributions by the Class B Members, including, without limitation, with respect to any purchasing, selling, holding, managing and/or voting decisions relating in any way to any securities purchased with such Capital Contributions. Manager shall not have any right to control such decisions except as to such authority as may be delegated to Manager by Class B Members.

(c)           Except as provided in Sections 6(a) and 6(b) above, the LLC shall be managed by a Manager, who shall have authority to exercise all powers of the LLC, including with respect to any matters arising out of, or relating to, Section 10 (Liquidation and Dissolution) below, provided, however, that any decision that would have a material adverse impact on any Member may only be made by Manager with the prior written consent of the affected Member. The Master Fund is hereby appointed the Manager of the LLC. The Manager may appoint officers, of the LLC with such titles and responsibilities as Manager determines. The initial officer of the LLC shall be Scott Galloway, President. The Manager may delegate such powers and responsibilities to such officers or other persons as the Manager may determine from time to time.

(d)          (i) Harbinger Capital Partners may, in their sole discretion, elect to consult with Galloway Entity and Scott Galloway as to matters relating to Section 6(a) above, as Harbinger Capital Partners may determine from time to time; provided that, notwithstanding any such consultation, each Harbinger Capital Partner shall retain exclusive final decision authority over all decisions relating in any way to investment of Capital Contributions of such Harbinger Capital Partner.

(ii) Galloway Entity and Scott Galloway shall promptly provide such consulting services as Harbinger Capital Partners may reasonably request under Section 6(d)(i) from time to time during the term of this Agreement.

(e)           Scott Galloway and Galloway Entity shall work exclusively with Harbinger Capital Partners in connection with any investment, consulting or other activities directly or indirectly relating to any company in which the LLC has made an Investment. Prior to a sale by LLC of stock in a company in which the LLC has made an Investment that results in a reduction of the beneficial ownership by Harbinger Capital Partners in such company’s common stock to less than 2.5% of such company’s outstanding common stock (“HCP’S EXIT”), in no event shall Galloway Entity (or any affiliate thereof, including Scott Galloway), directly or indirectly, raise additional capital, become involved with any new investment or otherwise form alliances with or perform services for any other existing or future investors in connection with such company, in each case without the express prior written consent of Harbinger Capital Partners. The provisions of this Section 6(e) shall survive termination of this Agreement until the time of HCP’s Exit.

(f)           Scott Galloway shall develop for Harbinger Capital Partners an active strategy to unlock value at each company in which the LLC has made an Investment. Such strategy shall include proposed strategy, proposals and interactions with the company’s management and board (as well as such other matters as Harbinger Capital Partners shall reasonably request). Scott Galloway shall not communicate with any such company’s management or board without the Manager’s consent.

(g)           No Class B Member or any of its related persons who may be considered a member of a “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) with any Class B Member or with Harbinger Capital Partners shall acquire or dispose of beneficial ownership of any equity security of a company in which the LLC has made an Investment without giving prior notice to Harbinger Capital Partners.

(h)          Except as otherwise expressly provided in this Section 6, neither Galloway Entity nor any of its affiliates (including, without limitation, Scott Galloway) nor any other Class B Member shall have any authority to bind, represent or otherwise act as agent for Harbinger Capital Partners.

7.	Allocations.
(a) Capital Account Allocations.

(i) All items of income, gain, expense and loss (including the expense of organizing the LLC) shall be allocated to the Capital Accounts in a manner so that as nearly as possible, consistent with, and subject to, any applicable laws, rules and regulations, the balance of the Capital Account of each Member with respect to each Investment is equal to the Target Capital Account of each Member.

(ii) “Target Capital Account” means, with respect to any Member and with respect to any Investment for any Fiscal Year or other period, an amount (which may be either a positive or negative balance) equal to the difference between (i) the hypothetical distribution (if any) such Member would receive from the LLC (regardless of whether such distributions would be held in reserve by the LLC) if the LLC were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value (as defined below), all LLC liabilities were satisfied (limited with respect to each nonrecourse liability to the Carrying Value of the assets securing such liability), and the net assets of the LLC were distributed, in accordance with Section 8 to the Members immediately after making such allocation minus (ii) such Member’s share of Partnership minimum gain and partner minimum gain, determined in accordance with applicable law immediately prior to such deemed sale. “Carrying Value” means, with respect to any LLC asset, except as set forth below, the asset’s adjusted basis for United Stated federal income tax purposes, reduced by any amounts attributable to the inclusion of liabilities in such basis pursuant to Section 752 of the Internal Revenue Code of 1986, as amended (the “Code”), except that the Carrying Values of all LLC assets may, at the discretion of the Manager, be adjusted to equal their respective fair market values (as determined by the Manager, in accordance with Paragraph 5(c)) in accordance with the rules and at the times set forth in Regulation Section 1.704-1(b)(2)(iv)(f).

(iii) Deductions attributable to LLC Expenses, as defined in Section 8(d) below, shall be allocated to the Class B Members, all other expenses of the LLC shall be allocated to the Members in accordance with their Percentage Interests.

(b)           Tax Allocations. For United States federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Members in accordance with the allocations of the corresponding items for Capital Account purposes under Section 7(a) except that items with respect to which there is a difference between tax and book basis will be allocated in accordance with Section 704(c) of the Code, the Regulations thereunder and Regulation Section 1.704-1(b)(4)(i). Specifically, any loss realized for United States federal, state or local income tax purposes that was previously reflected as an unrealized loss shall be allocated to the Members in accordance with the allocation of the corresponding unrealized loss for Capital Account purposes.

8.	Distributions

(a)          Timing of Distributions. Except as otherwise provided in this Section 8, distributions shall be made in the case of cash or any securities received by the LLC in connection with any disposition of, or receipt of other income attributable to an Investment held by the LLC, (“Investment Proceeds”), or any other cash received by the LLC, as soon as reasonably practicable following the receipt of such cash or securities. Distributions of non-cash proceeds shall be made as if cash in an amount equal to their value, as provided in Section 5(c) of this Agreement, were to be distributed.

(b)           Amounts and Priority of Distributions of Investment Proceeds. Investment Proceeds with respect to each Investment for computational purposes shall be apportioned among the Members in proportion to their Percentage Interests, and distributed or applied as follows:

(i)    the amount so apportioned to each Class B Member shall be distributed to such Class B Member;

(ii)   the amount so apportioned to each Class A Member shall, be divided between each such Class A Member and the Class B Members and distributed as follows:

(A)

First to the Class A Member, up to an amount equal to the excess of (x) the Capital Contributions made by such Class A Member with respect to such Investment that has been disposed of over (y) the amounts previously distributed to such Class A Member with respect to such Investment pursuant to this clause (A);

(B)

Second to the Class B Members, in such proportion as may be specified by the Galloway Entity (with the consent of the Master Fund), until the cumulative past and present distributions made to the Class B Members with respect to such Investment pursuant to this clause (B) are equal to the Target Amount (as defined below) (determined as of the date of the distribution) with respect to such Investment; and

(C)	Thereafter, 100% to the Class A Member.

(c)           Distributions of other income. All cash received by the LLC other than Investment Proceeds shall be distributed to the Members in accordance with their Percentage Interests.

(d)          (i) “Target Amount” with respect to any Investment means (A) 10% of Net Profits (as defined below) realized by Harbinger Capital Partners (and/or its any of its affiliates) and the LLC on any of its (or their) equity investments in the company that is the subject of the Investment during the term hereof whether or not made through the LLC, including without limitation, any Investments in such company by the LLC made with Capital Contributions of the Class A Members (“Equity Investment”), as calculated by Harbinger Capital Partners in good faith minus (B) an amount equal to the LLC Expenses. “LLC Expenses” means, with respect to each Investment, expenses paid by Harbinger Capital Partners but only to the extent Harbinger Capital Partners would not have incurred such expenses had the Investment in the company by Harbinger Capital Partners been structured as a direct acquisition of securities of such company by each Harbinger Capital Partner (assuming such investment was subject to a profit participation payment to the Galloway Entity calculated in the same manner as the Target Amount) instead of being structured as indirect investment through the LLC. LLC Expenses not associated with a particular Investment shall be allocated pro rata among Investments based on the total amount invested in each Investment at the time the expense is incurred.

(ii)  “Net Profit” with respect to any Investment means, on an aggregate basis, (A) the sale price actually realized by Harbinger Capital Partners or he LLC, minus the purchase price paid by Harbinger Capital Partners or the LLC for the shares sold, plus (B) the amount or fair market value of any distribution received in respect of the total Equity Investment not otherwise reflected in Net Profits, minus (C) 1.5 percent per annum on Harbinger Capital Partners’ Equity Investment, minus (D) any expenses (including, without limitation, legal, financial, public relations, advisory or other professional expenses, etc.) incurred or otherwise reimbursable by Harbinger Capital Partners in connection with its Equity Investment, which expenses shall include without limitation any Consulting Compensation (as defined below), shall not include any general overhead expense of Harbinger Capital Partners and shall not include any expenses paid for out of the deduction referred to in clause (C) above, minus (E) any realized loss for a prior period for which a deduction was not previously made. For purposes of clause (B) above, any in-kind distribution shall not be included in Net Profits until the property received in such in-kind distribution is sold or distributed to the Members. Any calculation of Net Profit will assume that the shares sold were those most recently acquired, unless Harbinger Capital Partners uses some other method (such as first-in-first-out or specific identification) for its own accounting purposes, in which case such other method may be used to determine Net Profits.

(iii)  Holdback. Notwithstanding the foregoing provisions of this Section 8 or any other provision of this Agreement, 25% of the Target Amount otherwise distributable to the Class B Members pursuant to Section 8(b)(ii)(B) with respect to any Investment shall be held back in a reserve account (the “Holdback Account”) until the LLC is terminated (as provided in Section 10 below), at which time a final computation of the Target Amount will be made by the Class A Members (the “Final Target Amount”) with respect to each Investment. If the Final Target Amount with respect to any Investment is less than the aggregate amounts previously distributed by the LLC to the Class B Members pursuant to Section 8(b)(ii)(B) with respect to such Investment (other than any amount deposited in the Holdback Account) (the “Class B Distributed Amount”), then the balance of the Holdback Account with respect to such Investment shall be distributed to the Class A Members in accordance with their relative Percentage Interests. If the Final Target Amount is greater than or equal to the Class B Distributed Amount, then the difference between the Final Target Amount and the Class B Distributed Amount shall be distributed to the Class B Members in accordance with their relative Percentage Interests, and the balance of the Holdback Account shall be distributed to the Class A

Members in accordance with their relative Percentage Interests. In addition, at the election of the Class A Members, a portion or all of the balance in the Holdback account may be distributed to the Class B Members prior to the termination of the LLC in an amount and at the time determined by the Class A Members (in their sole discretion).

9.            Transfer. No Member shall sell, assign or otherwise transfer, in whole or in part, such Member’s interest in the LLC, without the prior written consent of Harbinger Capital Partners and the Galloway Entity (provided that it is a Member at the time); provided that no consent shall be required in the case of a transfer by Harbinger Capital Partners to one or more of their respective affiliates.

10.          Liquidation and Dissolution. (a) The LLC shall continue to exist unless terminated earlier as follows:

(i)   the LLC may be terminated at the election of the Master Fund pursuant to any termination of this Agreement in accordance with Section 18 (Termination) hereof;

(ii)   the LLC may be terminated at the election of the Galloway Entity pursuant to any termination of the Agreement in accordance with Section 18 (Termination) hereof; and

(iii)   the LLC may be terminated at any time upon the consent of a majority of the Class B Members (determined by capital accounts) and the Master Fund.

(b)          Distributions in liquidation may be paid in cash or in kind or a combination thereof, as determined by the Manager. Any shares of common stock of Company or other publicly-traded security distributed in liquidation in connection with a withdrawal shall be valued as provided in Section 5 (Capital Contributions) hereof.

(c)         Distributions Upon Winding Up. Within a reasonable period of time following the termination of the LLC, after allocating all items of income, gain, loss or deduction pursuant to Section 7, the LLC’s assets shall be applied and distributed in the following manner and order of priority:

(i)   the claims of all creditors of the LLC (including Members except to the extent not permitted by law) shall be paid and discharged other than liabilities for which reasonable provision for payment has been made; and

(ii)   thereafter to the Members, in the same manner as distributions under Section 8.

11.	Indemnification, etc.

(a)           Neither the Manager nor any officer shall be liable for any act or omission made or done in good faith, except for reckless or grossly negligent acts or omissions.

(b)          Harbinger Capital Partners shall, to the fullest extent permitted by law, indemnify Scott Galloway, Galloway Entity, its managers, members and officers, (each such person an “Indemnified Person”) from and against all liabilities and expenses (including, without limitation, judgment, fines, penalties, amounts paid in settlement, attorneys’ fees and costs of investigation) incurred in connection with the defense or disposition of any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, in which the Indemnified Person is involved, as a party or otherwise, or with which the Indemnified Person may be threatened, either during the Indemnified Person’s incumbency or thereafter, relating to or arising out of the activities undertaken hereunder relating to any Investment or otherwise relating to or arising out of this Agreement, other than as a result of conduct on the part of such person that would constitute Cause hereunder and only to the extent such liabilities and expenses are not otherwise covered by insurance or indemnification from another source (including, without limitation, any company in which the LLC has made an Investment). Expenses incurred by an indemnified person in defense or settlement of any claim that is subject to a right of indemnification hereunder shall be advanced by the indemnifying person prior to the final disposition thereof, but only upon receipt of a written undertaking by or on behalf of the indemnified person to repay such amount if it shall be determined that the indemnified person is not entitled to be indemnified hereunder.

(c)           Indemnification Procedures. Promptly after receipt by an indemnified person of notice of its involvement in any action, proceeding or investigation, such indemnified person shall, if a claim for indemnification in respect thereof is to be made against an indemnifying person under this Agreement, notify the indemnifying person in writing of such involvement. If any person is entitled to indemnification under this Agreement with respect to any action or proceeding brought by a third party, the indemnifying person shall be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to the indemnified person. Upon assumption by the indemnifying person of the defense of any such action or proceeding, the indemnified person shall have the right to participate in such action or proceeding and to retain its own counsel, but the indemnifying person shall not be liable for any legal fees and expenses of other counsel or for the fees and expenses of other providers of professional services subsequently incurred by such indemnified person in connection with the defense thereof unless (i) the indemnifying person has separately agreed to pay such fees and expenses, (ii) the indemnifying person shall have failed to employ counsel reasonably satisfactory to the indemnified person in a timely manner, or (iii) the indemnified person shall have been advised by counsel that there are actual or potential conflicting interests between the indemnifying person and the indemnified person, including situations in which there are one or more legal defenses available to the indemnified person that are different from or additional to those available to the indemnifying person; provided, however, that the indemnifying person shall not, in connection with any one action or proceeding or separate but substantially similar actions or proceedings arising out of the same general allegations, be liable for the fees and expenses of more than one separate firm of attorneys at any time for all indemnified persons except to the extent that local counsel (limited to one firm in each applicable jurisdiction), in addition to its regular counsel, is required in order to effectively defend against such action or proceeding. The indemnifying person shall not be required to indemnify any indemnified person for any amount paid or payable by such indemnified person in the settlement of any action, proceeding or investigation without the written consent of the indemnifying person, which consent shall not be unreasonably withheld if such settlement (i) includes an explicit and unconditional release of the indemnifying person and its affiliates from the party bringing such lawsuit, claim or other proceeding and (ii) does not place any future limitations on the conduct of the indemnifying person’s business.

12.          Admission of New Members. A new Member may be admitted to the LLC only with the approval of, and upon terms and conditions approved by, the existing Class A Members.

13.          Amendment. This Agreement shall not be amended, modified or waived except by written instrument signed by the Master Fund and a majority of the Class B Members (determined by capital accounts).

14.          Custody of LLC Assets. All cash and securities owned by the LLC shall be deposited and held in an account in the name of the LLC with instructions to provide duplicate confirms, monthly account statements and web access to account information to such persons, if any, as the Class A Members may designate to the LLC.

15.	Consulting/Expenses.

(a)           Consulting compensation (“Consulting Compensation”) with respect to a particular Investment will be paid to Galloway Entity by Harbinger Capital Partners in advance on the first day of each fiscal quarter or a portion thereof in cash. Consulting Compensation shall be the lesser of (A) the product obtained by multiplying and.125% times the average fair market value of such Investment made by the LLC with the Capital Contributions of the Class A Members, and (B) $25,000.

(b)          Except as expressly set forth herein, each party to this Agreement shall bear their own expenses with respect to matters arising out of relating to this Agreement.

16.	[Reserved].

17.          Confidentiality. Each Class B Member acknowledges that in connection with the transactions contemplated hereunder Harbinger Capital Partners may provide it with confidential information regarding Harbinger Capital Partners or the Company. Each Class B Member agrees, and agrees to cause its principals, officers, employees and other agents (collectively, its “Representatives”), to keep all such information strictly confidential other than information that (a) was or becomes generally available to the public other than as a result of a disclosure by the Class B Member or its Representatives in violation of this Agreement, (b) was or becomes available to the Class B Member or its Representatives on a non-confidential basis from a source other than Harbinger Capital Partners (provided that such source was not known by the Class B Member or its Representatives to be bound by any agreement with or other duty to Harbinger Capital Partners or an adviser of any of such parties to keep such information confidential) or (c) has been independently acquired or developed by the Class B Member or its Representatives without using confidential material provided by Harbinger Capital Partners or the Company or otherwise obtained in violation of the Class B Member’s obligations under this Agreement.

18.	Termination.

(a)           Master Fund shall have the right to terminate this Agreement at any time upon prior written notice to Galloway Entity and the Class B Members; provided that, if Master Fund terminates this Agreement other than for Cause (as defined below), such termination shall not be effective with respect to Section 7 (Allocation), 8 (Distributions) and 10 (Liquidation and Dissolution) and any other provisions of this Agreement relating thereto and Harbinger Capital Partners shall be responsible for payment of any amounts payable or which may become payable under Section 8 (Distributions) with respect to each Equity Investment as of such date.

(b)           For the purpose of this Agreement, “Cause” shall mean fraud, willful misconduct, material breach of its obligations hereunder or material violation of applicable laws in each case, if curable, that are not cured within five days of notification to Galloway Entity.

(c)           Galloway Entity shall have the right to terminate this Agreement with respect to any Investment or all Investments at any time upon 5 business days prior written notice to Harbinger Capital Partners and the other Class B Members; provided that such termination shall not be effective with respect to Sections 7 (Allocation), 8 (Distributions) and 10 (Liquidation and Dissolution) and any other provisions of this Agreement relating thereto and Harbinger Capital Partners shall be responsible for payment of any amounts payable under Section 8 (Distributions) with respect to each Equity Investment made as of such termination, subject further to Galloway Entity not being in material breach of its obligations hereunder at the time of termination and to the continued compliance by Galloway Entity (and its affiliates) with Sections 6(e) and 6(g) with respect to each Investment until HCP’s Exit with respect to such Investment; provided, further, that if Galloway Entity terminates this Agreement pursuant to this Section 18, the aggregate amount, if any, required to be paid to Galloway Entity shall not exceed the amount that would have been payable if Harbinger Capital Partners and/or any of its affiliates effected a sale of all Equity Investments at fair market value on the date Galloway Entity provides written notice of termination to Harbinger Capital Partners. For the purpose of this paragraph 18, “fair market value” shall be determined based on the closing price of the Company stock on the principal market for the Company’s common stock on the date Galloway Entity provides notice of termination under this Section 18. Galloway Entity may elect to receive an advance distribution of its Target Amount with respect to any Investment with respect to which it has terminated this agreement, in an amount equal to one-third of the Target Amount with respect to such Investment, calculated as if Harbinger Capital Partners had sold all Equity Investments with respect to such Investment at fair market value on the date Galloway Entity provides written notice of such termination to Harbinger Capital Partners. Such advance shall be deducted from the Target Amount ultimately determined for such Investment.

19.          Section 16(b). Each party agrees to indemnify and hold harmless the other parties for any loss or expense that they incur due to a loss or expense incurred by the LLC by reason of its engaging transactions that entitle Company or any other person to recover “short-swing” profits under Section 16(b) of the 1934 Act from any transactions authorized by such party pursuant to Section 6(b) or Section 6(c), as applicable, excluding any such liability to the extent that it is covered by purchases or sales of securities by such party directly or through entities other than the LLC.

20.          Tax Reporting. The Master Fund shall serve as the “tax matters member” for the LLC, and shall use commercially reasonable efforts to cause the LLC to send to each person who was a Member at any time during any fiscal year within 90 days following the end of such fiscal year a copy of Schedule K-1 to Internal Revenue Service Form 1065 (or any successor form), indicating such Member’s share of the LLC’s income, loss, gain, expense and other relevant items for the purposes of federal, state and local income taxes.

21.          Governing Law. This Agreement, including all controversies arising from or relating to performance hereunder, shall be governed by, construed and interpreted in accordance with the internal laws of the State of Delaware, without giving effect to its rules concerning conflicts of laws. The parties consent to the jurisdiction and venue of the federal and state courts sitting in New York County in the State of New York.

22.          Miscellaneous. This Agreement sets forth the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, relating to the subject mater hereof. The section headings herein are for convenience of reference only, are not part of this Agreement and shall have no effect on the interpretation of this Agreement or the provisions hereof. This Agreement shall be binding upon, inure to the benefit of, the parties and their respective successors and permitted assigns. This Agreement may be executed (including by facsimile) in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

      IN WITNESS WHEREOF, the undersigned have signed this Agreement as of January 25, 2008.

CLASS A MEMBERS:		CLASS B MEMBERS:
Harbinger Capital Partners Master Fund I, Ltd.		Firebrand Investments, LLC
By:	Harbinger Capital Partners Offshore	By:	/s/ Scott Galloway
	Manager, L.L.C. as Investment Manager		Scott Galloway Founder and CIO

By:	/s/ William R. Lucas, Jr.
William R. Lucas, Jr. Executive Vice President

Harbinger Capital Partners Special Situations Fund, L.P.

By:	Harbinger Capital Partners Offshore Manager, L.L.C. as Investment Manager

By:	/s/ William R. Lucas, Jr.
William R. Lucas, Jr. Executive Vice President